Exhibit 6.14

AMENDMENT TO

ROYALTYTRADERS LLC

PROMISSORY NOTE – ORIGINATED MARCH 27, 2023,
AMENDED AND RESTATED JUNE 13, 2023, AMENDED MAY 13, 2026.

FOR GOOD AND VALUABLE CONSIDERATION, RoyaltyTraders LLC, a Delaware limited liability company (the “Company”), and Mark S. Hartmann, Jr. and his registered assigns (“Investor”), and together the “Parties”, hereby amend the Promissory Note issued by the Company to Investor dated March 27, 2023 and amended and restated as of June 13, 2023, and amended May 13, 2026 (the “Note”), as set forth herein, to be effective as of the 31st day of December 2025. Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Note.

AND WHEREAS, the Event of Default therein is considered to have occurred if any portion of advanced principal or accrued interest remains due and outstanding as of December 31, 2025;

AND WHEREAS, the full principal amount of One Hundred Thousand Dollars ($100,000.00) is outstanding as of December 31, 2025;

AND WHEREAS, the Company has remitted in full all accrued interest due as of March 31, 2026;

AND WHEREAS, the Parties wish to amend certain of the terms within the original agreement as related to the Event of Default;

The following provisions shall supersede and replace only those relevant provisions within the original Note.

1.	The definition of Event of Default in the Note shall now be amended as to the date on which an Event of Default due to Failure to Pay is determined to have occurred, being now set as the 31st of December 2026 or the Company’s failure to remit monthly payments outlined in Section 3 herein.

2.	Interest payments equal to Two Thousand Dollars ($2,000.00) per full month will accrue beginning on the first day of January 2024. The Company will make these payments to the Investor and continue until all outstanding principal is repaid in full or an Event of Default occurs, in which case the Company will become subject to the Collections Interest Rate as defined in the Note.

3.	The Company shall remit to the Investor Two Thousand Dollars ($2,000.00) monthly from April 1, 2026 to December 31, 2026.

4.	The lump sum payment of outstanding principal in the amount of One Hundred Thousand Dollars ($100,000.00) is due no later than December 31, 2026.

5.	The Company shall not incur any pre-payment penalty upon early satisfaction of the outstanding principal amount before the above-mentioned date.

Except as expressly set forth herein, the Note shall remain in full force and effect.

ROYALTYTRADERS LLC

/s/ Sean Peace
Sean Peace, President

INVESTOR

/s/ Mark S. Hartmann, Jr.
Mark S. Hartmann, Jr.